EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / David Simpson (212) 575-4545

EMCOR GROUP, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

- Record 4th Quarter and Full-Year Revenues of $2.0 billion and $7.7 billion, respectively -
- Record 4th Quarter Diluted EPS from Cont. Operations of $0.90, 30.4% Increase Year-over-Year -
- Record Full-Year Diluted EPS from Cont. Operations of $3.83, 26.8% Increase Year-over-Year -
- Record Full-Year Operating Cash Flow of $366.1 million, 38.4% Increase Year-over-Year -
- Announces 2018 Revenue and Diluted EPS Guidance -

NORWALK, CONNECTICUT, February 22, 2018 - EMCOR Group, Inc. (NYSE: EME) today reported results for the fourth quarter and fiscal year ended December 31, 2017.

For the fourth quarter of 2017, net income from continuing operations attributable to EMCOR was $53.3 million, or $0.90 per diluted share, compared to $42.2 million, or $0.69 per diluted share, for the fourth quarter of 2016. Net income from continuing operations attributable to EMCOR for the fourth quarter of 2017 included after-tax goodwill and identifiable intangible asset impairment charges, primarily related to the U.S Industrial Services segment, partially offset by a tax benefit resulting from the revaluation of the Company’s U.S. net deferred tax liabilities due to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) detailed below. Excluding these items, non-GAAP net income from continuing operations attributable to EMCOR for the fourth quarter of 2017 was $67.0 million, or $1.13 per diluted share. This compares to non-GAAP net income from continuing operations attributable to EMCOR of $43.7 million, or $0.72 per diluted share, in the prior year period, which excluded an after-tax intangible asset impairment charge. Revenues for the fourth quarter of 2017 totaled $2.01 billion, an increase of 3.2% over the fourth quarter of 2016.

Operating income for the fourth quarter of 2017 was $48.5 million, or 2.4% of revenues, which included pre-tax impairment charges of $57.8 million, compared to operating income of $74.5 million, or 3.8% of revenues, for the fourth quarter of 2016. Excluding such pre-tax impairment charges, non-GAAP operating income for the fourth quarter of 2017 was $106.3 million, or 5.3% of revenues. This compares to non-GAAP operating income for the fourth quarter of 2016 of $76.9 million, or 3.9% of revenues, which excluded a pre-tax impairment charge of $2.4 million.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income from continuing operations and non-GAAP diluted earnings per share from continuing operations to the comparable GAAP figures.

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EMCOR Reports Fourth Quarter and Fiscal Year Results	Page 2

Selling, general and administrative expenses for the fourth quarter of 2017 were $204.2 million, or 10.1% of revenues, compared to $194.9 million, or 10.0% of revenues, for the fourth quarter of 2016.

The Company’s income tax rate in the fourth quarter of 2017 was a benefit of 17.1%, which included a non-cash, tax benefit of $39.3 million, or $0.66 per diluted share, resulting from the revaluation of the Company’s U.S. net deferred tax liabilities due to the enactment of the Tax Act. This compares to an income tax provision rate of 40.3% in the fourth quarter of 2016.

Backlog as of December 31, 2017 was $3.79 billion, compared to $3.90 billion at the end of 2016. Domestic backlog fell $142.5 million year-over-year, while backlog in our U.K. Building Services segment increased $29.6 million, partially as a result of changes in the foreign exchange rate. Backlog growth in our U.S. Building Services segment, our U.K. Building Services segment and our U.S. Industrial Services segment was more than offset by declines in our U.S. Mechanical Construction segment and our U.S. Electrical Construction segment. From an end-market perspective, backlog growth in the commercial, hospitality and institutional sectors was more than offset by declines in the industrial, transportation, water and wastewater, and healthcare sectors.

Tony Guzzi, President and Chief Executive Officer of EMCOR, commented, “The Company had a strong finish to a fantastic year with record annual revenues and diluted earnings per share from continuing operations driven by exceptional project execution and strong demand across multiple end markets. This was underscored by growth in non-GAAP operating income of over 38% in the fourth quarter and over 23% for the full year, representing operating margin expansion of 140 basis points and 90 basis points, respectively. This solid performance extended to our operating cash flow, which was a record $366 million in 2017, an increase of 38% year-over-year.”

Mr. Guzzi added, “Our U.S. Construction segments were standouts, delivering 6% revenue growth for the quarter and double-digit revenue growth for the year, the majority of which was organic. Strong top-line growth in our U.S. Construction segments converted to robust profit growth of over 60% in the fourth quarter and over 54% for the year. We are also pleased with the performance in our U.S. Building Services segment, as strong operational execution drove a 6% increase in its annual operating income. As we expected, our U.S. Industrial services segment returned to profitability in the fourth quarter. However, the segment remained pressured by weak capital spending and the lingering impact of Hurricane Harvey, which further delayed turnaround work. Finally, our U.K. Building Services segment continued to see top-line momentum, with nearly a 30% increase in fourth quarter revenues resulting in strong operating income performance.”

Revenues for the 2017 full-year period increased 1.8% to $7.69 billion, compared to $7.55 billion for the 2016 full-year period. Net income from continuing operations attributable to EMCOR for the 2017 full-year period was $228.1 million, or $3.83 per diluted share, compared to $185.1 million, or $3.02 per diluted share, for the 2016 full-year period. Excluding the previously discussed after-tax impairment charges and the tax benefit related to the revaluation of the Company’s U.S. net deferred tax liabilities, both incurred in the fourth quarter, non-GAAP net income from continuing operations attributable to EMCOR for the 2017 full-year period was $241.8 million, or $4.06 per diluted share. This compares to non-GAAP net income from continuing operations attributable to EMCOR for the 2016 full-year period of $188.9 million, or $3.09 per diluted share, which excluded after-tax transaction expenses related to the acquisition of Ardent Services, L.L.C. and Rabalais Constructors, LLC (collectively, “Ardent”) and an after-tax impairment charge.

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EMCOR Reports Fourth Quarter and Fiscal Year Results	Page 3

Operating income for the 2017 full-year period was $330.6 million, or 4.3% of revenues, compared to $308.5 million, or 4.1% of revenues, for the 2016 full-year period. Excluding pre-tax impairment charges incurred in the fourth quarter, non-GAAP operating income for the 2017 full-year period was $388.4 million, or 5.1% of revenues. This compares to non-GAAP operating income for the 2016 full-year period of $314.7 million, or 4.2% of revenues, which excluded the pre-tax transaction expenses and impairment charge.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income from continuing operations and non-GAAP diluted earnings per share from continuing operations to the comparable GAAP figures.

For the 2017 full-year period, selling, general and administrative expenses were $757.1 million, or 9.8% of revenues, compared to $725.5 million, or 9.6% of revenues, for the 2016 full-year period.

Based on the current size and mix of backlog and assuming the continuation of current market conditions, EMCOR expects full-year 2018 revenues to be between $7.6 billion and $7.7 billion, and full-year 2018 diluted earnings per share from continuing operations to be in the range of $4.10 to $4.70, assuming an annual effective tax rate of approximately 28%.

Mr. Guzzi concluded, “Coming off a successful year, we believe that our solid and diverse backlog will drive continued strength in our business. The robust operational platform that we have built puts us in an excellent position to further capitalize on the ongoing strength that we expect in the non-residential market in 2018. Additionally, our healthy balance sheet will allow us to continue to pursue strategic acquisitions, while maintaining our commitment to returning capital to our shareholders.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com.

EMCOR Group's fourth quarter conference call will be available live via internet broadcast today, Thursday, February 22, at 10:30 AM Eastern Standard Time. The live call may be accessed through the Company's website at www.emcorgroup.com.

Forward Looking Statements:

This release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments speak only as of this date and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding anticipated future operating and financial performance, the nature and impact of our backlog, our ability to pursue acquisitions, our ability to return capital to shareholders, market opportunities, and market growth. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2017 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating any forward-looking statements.

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EMCOR Reports Fourth Quarter and Fiscal Year Results	Page 4

Non-GAAP Measures:

This release also includes certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of those non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this release. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally. We also believe that these non-GAAP measures provide investors with useful information with respect to our historical operations. Any non-GAAP financial measures presented are not, and should not be viewed as, substitutes for financial measures required by GAAP, have no standardized meaning prescribed by GAAP and may not be comparable to the calculation of similar measures of other companies.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	For the three months ended December 31,		For the twelve months ended December 31,
	2017	2016	2017	2016
Revenues	$2,012,639	$1,949,964	$7,686,999	$7,551,524
Cost of sales	1,701,538	1,677,995	6,539,987	6,513,662
Gross profit	311,101	271,969	1,147,012	1,037,862
Selling, general and administrative expenses	204,159	194,884	757,062	725,538
Restructuring expenses	623	167	1,577	1,438
Impairment loss on goodwill and identifiable intangible assets	57,819	2,428	57,819	2,428
Operating income	48,500	74,490	330,554	308,458
Interest expense	(3,306)	(3,654)	(12,770)	(12,627)
Interest income	358	145	965	663
Income from continuing operations before income taxes	45,552	70,981	318,749	296,494
Income tax (benefit) provision	(7,774)	28,536	90,699	111,199
Income from continuing operations	53,326	42,445	228,050	185,295
Loss from discontinued operation, net of income taxes	(128)	(1,558)	(857)	(3,142)
Net income including noncontrolling interests	53,198	40,887	227,193	182,153
Less: Net loss (income) attributable to noncontrolling interests	3	(211)	3	(218)
Net income attributable to EMCOR Group, Inc.	$53,201	$40,676	$227,196	$181,935

Basic earnings (loss) per common share:
From continuing operations	$0.91	$0.70	$3.85	$3.05
From discontinued operation	$(0.00)	$(0.03)	$(0.01)	$(0.05)

Diluted earnings (loss) per common share:
From continuing operations	$0.90	$0.69	$3.83	$3.02
From discontinued operation	$(0.00)	$(0.03)	$(0.01)	$(0.05)

Weighted average shares of common stock outstanding:
Basic	58,903,875	60,479,635	59,254,256	60,769,808
Diluted	59,314,187	60,956,004	59,618,969	61,206,792

Dividends declared per common share	$0.08	$0.08	$0.32	$0.32

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$467,430	$464,617
Accounts receivable, net	1,607,922	1,495,431
Costs and estimated earnings in excess of billings on uncompleted contracts	122,621	130,697
Inventories	42,724	37,426
Prepaid expenses and other	43,812	40,944
Total current assets	2,284,509	2,169,115
Investments, notes and other long-term receivables	2,309	8,792
Property, plant & equipment, net	127,156	127,951
Goodwill	964,893	979,628
Identifiable intangible assets, net	495,036	487,398
Other assets	92,001	79,554
Total assets	$3,965,904	$3,852,438
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$15,364	$15,030
Accounts payable	567,840	501,213
Billings in excess of costs and estimated earnings on uncompleted contracts	524,156	489,242
Accrued payroll and benefits	322,865	310,514
Other accrued expenses and liabilities	220,727	195,775
Total current liabilities	1,650,952	1,511,774
Borrowings under revolving credit facility	25,000	125,000
Long-term debt and capital lease obligations	269,786	283,296
Other long-term obligations	346,049	394,426
Total liabilities	2,291,787	2,314,496
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,673,267	1,537,089
Noncontrolling interests	850	853
Total equity	1,674,117	1,537,942
Total liabilities and equity	$3,965,904	$3,852,438

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2017 and 2016
(In thousands)

	2017	2016
Cash flows - operating activities:
Net income including noncontrolling interests	$227,193	$182,153
Depreciation and amortization	39,915	38,881
Amortization of identifiable intangible assets	48,594	40,908
Deferred income taxes	(53,358)	(8,108)
Excess tax benefits from share-based compensation	(1,616)	(2,546)
Equity income from unconsolidated entities	(864)	(1,569)
Non-cash expense for impairment of goodwill and identifiable intangible assets	57,819	2,428
Other non-cash items	11,219	15,361
Distributions from unconsolidated entities	5,506	1,247
Changes in operating assets and liabilities, excluding the effect of businesses acquired	31,726	(4,194)
Net cash provided by operating activities	366,134	264,561
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(107,223)	(232,947)
Proceeds from sale of property, plant and equipment	4,014	2,023
Purchase of property, plant and equipment	(34,684)	(39,648)
Investments in and advances to unconsolidated entities	(675)	(99)
Distributions from unconsolidated entities	475	—
Net cash used in investing activities	(138,093)	(270,671)
Cash flows - financing activities:
Proceeds from revolving credit facility	—	220,000
Repayments of revolving credit facility	(100,000)	(95,000)
Borrowings from long-term debt	—	400,000
Repayments of long-term debt and debt issuance costs	(15,202)	(417,990)
Repayments of capital lease obligations	(1,445)	(1,384)
Dividends paid to stockholders	(18,971)	(19,454)
Repurchase of common stock	(93,166)	(94,221)
Proceeds from exercise of stock options	—	741
Taxes paid related to net share settlements of equity awards	(3,462)	(4,225)
Issuance of common stock under employee stock purchase plan	4,793	4,814
Payments for contingent consideration arrangements	(1,017)	—
Distributions to noncontrolling interests	—	(2,710)
Net cash used in financing activities	(228,470)	(9,429)
Effect of exchange rate changes on cash and cash equivalents	3,242	(6,675)
Increase (decrease) in cash and cash equivalents	2,813	(22,214)
Cash and cash equivalents at beginning of year	464,617	486,831
Cash and cash equivalents at end of period	$467,430	$464,617

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands)

	(Unaudited)
	For the three months ended December 31,
	2017	2016
Revenues from unrelated entities:
United States electrical construction and facilities services	$479,410	$476,929
United States mechanical construction and facilities services	790,785	717,528
United States building services	438,302	443,256
United States industrial services	207,475	237,251
Total United States operations	1,915,972	1,874,964
United Kingdom building services	96,667	75,000
Total worldwide operations	$2,012,639	$1,949,964

	For the twelve months ended December 31,
	2017	2016
Revenues from unrelated entities:
United States electrical construction and facilities services	$1,829,567	$1,704,403
United States mechanical construction and facilities services	2,963,815	2,643,321
United States building services	1,753,703	1,810,229
United States industrial services	799,169	1,067,315
Total United States operations	7,346,254	7,225,268
United Kingdom building services	340,745	326,256
Total worldwide operations	$7,686,999	$7,551,524

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands)

	(Unaudited)
	For the three months ended December 31,
	2017	2016
Operating income (loss):
United States electrical construction and facilities services	$40,266	$31,116
United States mechanical construction and facilities services	61,349	32,060
United States building services	21,129	21,187
United States industrial services	2,511	11,245
Total United States operations	125,255	95,608
United Kingdom building services	5,740	2,786
Corporate administration	(24,053)	(21,309)
Restructuring expenses	(623)	(167)
Impairment loss on goodwill and identifiable intangible assets	(57,819)	(2,428)
Total worldwide operations	48,500	74,490
Other corporate items:
Interest expense	(3,306)	(3,654)
Interest income	358	145
Income from continuing operations before income taxes	$45,552	$70,981

	For the twelve months ended December 31,
	2017	2016
Operating income (loss):
United States electrical construction and facilities services	$150,001	$101,761
United States mechanical construction and facilities services	212,320	132,667
United States building services	81,504	76,845
United States industrial services	19,084	77,845
Total United States operations	462,909	389,118
United Kingdom building services	14,849	11,946
Corporate administration	(87,808)	(88,740)
Restructuring expenses	(1,577)	(1,438)
Impairment loss on goodwill and identifiable intangible assets	(57,819)	(2,428)
Total worldwide operations	330,554	308,458
Other corporate items:
Interest expense	(12,770)	(12,627)
Interest income	965	663
Income from continuing operations before income taxes	$318,749	$296,494

EMCOR GROUP, INC.
RECONCILIATION OF 2017 AND 2016 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2017 and 2016 fourth quarter and year-to-date December 31, 2017 and 2016 operating income.  The following table provides a reconciliation between 2017 and 2016 operating income based on non-GAAP measures to the most directly comparable GAAP measures.

	For the three months ended December 31,		For the twelve months ended December 31,
	2017	2016	2017	2016
GAAP operating income	$48,500	$74,490	$330,554	$308,458
Transaction expenses related to the acquisition of Ardent	—	—	—	3,838
Impairment loss on goodwill and identifiable intangible assets	57,819	2,428	57,819	2,428
Non-GAAP operating income, excluding Ardent transaction expenses and impairment loss on goodwill and identifiable intangible assets	$106,319	$76,918	$388,373	$314,724

EMCOR GROUP, INC.
RECONCILIATION OF 2017 AND 2016 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2017 and 2016 fourth quarter and year-to-date December 31, 2017 and 2016 net income from continuing operations attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2017 and 2016 net income from continuing operations attributable to EMCOR Group, Inc. based on non-GAAP measures to the most directly comparable GAAP measures.

	For the three months ended December 31,		For the twelve months ended December 31,
	2017	2016	2017	2016
GAAP net income from continuing operations attributable to EMCOR Group, Inc. (1)	$53,329	$42,234	$228,053	$185,077
Transaction expenses related to the acquisition of Ardent (2)	—	—	—	2,328
Impairment loss on goodwill and identifiable intangible assets (3)	53,054	1,473	53,054	1,473
Impact of change in tax rate on net deferred tax liability balance	(39,343)	—	(39,343)	—
Non-GAAP net income from continuing operations attributable to EMCOR Group, Inc., excluding Ardent transaction expenses, impairment loss on goodwill and identifiable intangible assets and impact of change in tax rate on net deferred tax liability balance	$67,040	$43,707	$241,764	$188,878

(1) Amount is income from continuing operations less net income attributable to noncontrolling interest.
(2) Amount is net of tax effect of $1.5 million in the 2016 year-to-date period.
(3) Amount is net of tax effect of $4.8 million in the 2017 quarter and year-to-date periods.
Amount is net of tax effect of $1.0 million in the 2016 quarter and year-to-date periods.

EMCOR GROUP, INC.
RECONCILIATION OF 2017 AND 2016 DILUTED EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2017 and 2016 fourth quarter and year-to-date December 31, 2017 and 2016 diluted earnings per share from continuing operations.  The following table provides a reconciliation between 2017 and 2016 EPS based on non-GAAP measures to the most directly comparable GAAP measures.

	For the three months ended December 31,		For the twelve months ended December 31,
	2017	2016	2017	2016
GAAP diluted earnings per common share from continuing operations	$0.90	$0.69	$3.83	$3.02
Transaction expenses related to the acquisition of Ardent (1)	—	—	—	0.04
Impairment loss on goodwill and identifiable intangible assets (2)	0.89	0.02	0.89	0.02
Impact of change in tax rate on net deferred tax liability balance	(0.66)	—	(0.66)	—
Non-GAAP diluted earnings per common share from continuing operations, excluding Ardent transaction expenses, impairment loss on goodwill and identifiable intangible assets and impact of change in tax rate on net deferred tax liability balance	$1.13	$0.72	$4.06	$3.09

(1) Amount is net of tax effect of $1.5 million in the 2016 year-to-date period.
(2) Amount is net of tax effect of $4.8 million in the 2017 quarter and year-to-date periods.
Amount is net of tax effect of $1.0 million in the 2016 quarter and year-to-date periods.

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